PRESS RELEASE

Contact:

Com21 Corporate Headquarters

Judy Yoakum, Investor Relations

408-953-9218

judy@com21.com

FOR IMMEDIATE RELEASE:

Com21 Announces Asset Sale Hearing, Overbid Deadline

And Chapter 11 Deadlines

MILPITAS, CA (August 1, 2003) - Com21, Inc. (OTCBB: CMTO), today announced that a hearing has been set for August 7, 2003, at 1:30 p.m., to obtain approval from the US Bankruptcy Court (Northern District of California, San Jose Division) for Com21's proposed sale of certain key assets including the DOCSIS CMTS product line and Com21's Irish subsidiary to ARRIS International.

The proposal is subject to overbid. Any party wishing to bid for the Company's assets must submit its proposal to Com21 not later than August 5, 2003. To obtain information on the requirements for bidding, contact either of the following:

David S. Caplan Brooks & Raub, A Professional Corporation, (650) 321-1400 (650) 321-1450 facsimile dcaplan@reorglaw.com	Ralph Marimon Chief Financial Officer Com21, Inc. (408) 544-1979 (408) 953-9799 - facsimile rmarimon@com21.com

The proposed sale price is $2,796,000. Although the ultimate sale price may be higher, Com21 announced that it is highly unlikely that sufficient proceeds will be received to pay the approximately $25,000,000 in creditor claims and that Com21 believes that its outstanding stock is without value.

Com21 also announced that the bankruptcy court has ordered that shareholders will not receive individualized notice of the commencement of its Chapter 11 case [Case No. 03-54533 MM]. Shareholders who desire to file proofs of their shareholder interests must file those proofs with the bankruptcy court not later than November 12, 2003. Proof of interest forms (including filing instructions) may be obtained from the bankruptcy court's website at www.canb.uscourts.gov.

About Com21, Inc.

Since it's founding in 1992, Com21, Inc. (www.com21.com) became a global supplier of system solutions for the broadband access market. The company's DOCSIS, EuroDOCSIS, and ATM -based products have enabled cable operators and service providers to deliver high-speed, cost-effective Internet, telephony, and video applications to corporate telecommuters, small businesses, home offices, and residential users. Com21 has shipped over two million cable modems and over 2,000 headend controllers worldwide.

Safe Harbor Act Clause

The statements in this press release that do not directly relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the company's control. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, the uncertainties that may arise in connection with the Chapter 11 case, Com21's ability to sell its assets associated with its DOCSIS CMTS product line, and the limited likelihood of Com21's continuing as a going concern. For more information concerning these risks and other possible risks, please refer to Com21's most recent report on Form 10-K, Form 10-Q, and the other reports filed by Com21 from time to time with the Securities and Exchange Commission and pleadings filed in the Chapter 11 case. Com21 disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise

Com21® is a registered trademark of Com21, Inc., Milpitas, California, U.S.A. All other trademarks are the property of their respective owners.